December 29, 2023

Wilmington Trust Investment Advisors, Inc.

1100 North Market Street, 9th Floor

Wilmington, DE 19890

Re:	Wilmington Funds Management Corporation allocation of fees to Wilmington Trust Investment Advisors, Inc.

Dear Sir/Madam:

This letter constitutes our agreement with respect to compensation to be paid to Wilmington Trust Investment Advisors, Inc. (the “Sub-Adviser”) under the terms of a Sub-Advisory Agreement dated March 12, 2012 among Wilmington Funds (the “Trust”), Wilmington Funds Management Corporation (the “Adviser”), and the Sub-Adviser, as amended from time to time (the “Agreement”). Pursuant to paragraph 4 of the Agreement, and in consideration of the services to be provided on behalf of each of the Trust’s funds (each a “Fund”), the Sub-Adviser shall be entitled to receive from the Adviser an annual fee equal to the amounts set forth below:

Fund	Allocation Percentage of Advisory Fee
Wilmington U.S. Government Money Market Fund	0%
Wilmington U.S. Treasury Money Market Fund	0%
Wilmington Broad Market Bond Fund	0%
Wilmington Municipal Bond Fund	0%
Wilmington New York Municipal Fund	0%
Wilmington Large-Cap Strategy Fund	0%
Wilmington Global Alpha Equities Fund	80%
Wilmington International Fund	80%
Wilmington Real Asset Fund	80%
Wilmington Enhanced Dividend Income Fund	50%

To the extent the Adviser waives its advisory fees with respect to a Fund and/or reimburses or assumes expenses of a Fund pursuant to an expense limitation agreement, the fees payable to the Sub-Adviser with be reduced by the amount of such waiver/expense reimbursement on a pro-rata basis.

These fees may be paid be the Adviser or directly by a Fund. If the sub-advisory fee is paid directly be a Fund, the compensation paid to the Adviser with respect to that Fund under its investment advisory agreement with the Fund will be reduced by the amount paid to the Sub-Adviser. The fee shall be payable monthly as soon as practicable after the last day of each month.

If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

Very truly yours,

WILMINGTON FUNDS MANAGEMENT CORPORATION

By:

Title:

WILMINGTON TRUST INVESTMENT ADVISORS, INC.

By:

Title:

Agreed and Accepted:

WILMINGTON FUNDS

By:

Title: